SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report(Date of earliest event reported) August 30, 2004

World Monitor Trust – Series A

(Exact name of Registrant as Specified in its Charter)

Delaware	000-25785	13-3985040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One New York Plaza, 13th Floor, New York, New York 10292

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (212) 778-7866

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.02 Termination of Material Definitive Agreement

On August 30, 2004, the Advisory Agreement, dated as of March 21, 2000 (the “Agreement”), by and among World Monitor Trust – Series A (the “Trust”), Prudential Securities Futures Management Inc. (the “Managing Owner”) and Eagle Trading Systems, Inc. (the “Advisor”), was terminated in accordance with its terms.

Under the Agreement, the Advisor provides commodity advisory services to the Trust. The Agreement provides that it will terminate automatically in the event that the total assets of the Trust allocated to the Advisor decline by 33 1/3% from the first day of any calendar year, as adjusted on an ongoing basis by (a) any decline in the assets caused by distributions, redemptions, permitted reallocations, and withdrawals, and (b) additions to the assets caused by additional allocations to the Advisor’s management. As of the close of business on August 27, 2004, the Trust’s net asset value declined by 33 1/3% since the beginning of the calendar year. Accordingly, the Agreement was automatically terminated and the Advisor was immediately directed to cancel all open orders and to close out all of its market positions on behalf of the Trust.

As noted in the attached letter to Interest Holders in the Trust, the Managing Owner is soliciting proxies for a proposal that, if approved, would result in the Managing Owner being replaced by another commodity pool operator.

Item 9.01(c) Exhibits

99.1	Letter from the Managing Owner to investors in the Trust dated September 2, 2004.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD MONITOR TRUST – SERIES A

	By:	Prudential Securities Futures Management Inc.,
a Delaware corporation, Managing Owner

Date: August 30, 2004	By:	/s/ Brian Martin
Brian Martin
President